Exhibit 23.2
[LETTERHEAD OF McGLADREY & PULLEN, LLP]
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sandy Spring Bancorp, Inc.
We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (no. 333-141163) on Form S-4 of Sandy Spring Bancorp, Inc. of our reports dated March 5, 2007, relating to our audits of the consolidated financial statements and internal control over financial reporting of Sandy Spring Bancorp, Inc., which are included in Sandy Spring Bancorp, Inc.’s, Form 10-K filed with the Securities and Exchange Commission on March 6, 2007.
We also consent to the reference to our firm under the caption “Experts” included in this Registration Statement on Form S-4.
/s/ McGladrey & Pullen, LLP
Frederick, Maryland
March 28, 2007